UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2005

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

INFORMATION INCLUDED IN THE REPORT

Item 9.01. Financial Statements and Exhibits

     Registrant has reported its results of operations for the three and nine months ended July 31, 2005, as described in Registrant’s news release dated August 17, 2005, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Document
99.1	Press release	issued by the	Registrant dated August 17, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	August 17, 2005	/s/ William M. Steul

William M. Steul, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated August 17, 2005.

Exhibit 99.1

August 17, 2005

FOR IMMEDIATE RELEASE

EATON VANCE CORP.

REPORT FOR THE THREE MONTHS AND NINE MONTHS ENDED JULY 31, 2005

Boston, MA--Eaton Vance Corp. reported diluted earnings per share of $0.29 in the third quarter of fiscal 2005 compared to diluted earnings per share of $0.25 in the third quarter of fiscal 2004, an increase of 16 percent. Eaton Vance earned $0.83 per diluted share in the first nine months of fiscal 2005, an increase of 17 percent compared to earnings of $0.71 per diluted share in the first nine months of fiscal 2004.

Assets under management of $106.0 billion at the end of the third quarter of fiscal 2005 were $16.5 billion or 18 percent greater than the $89.4 billion at the end of the third fiscal quarter last year. In the 12-month period ended July 31, 2005, the Company’s assets under management were positively affected by long-term fund and separate account net inflows of $9.0 billion and market price appreciation of $7.7 billion. Gross sales and inflows of long-term funds and separate accounts in the last 12 months were $24.1 billion, including six new closed-end funds that raised a total of $4.3 billion.

Fund and separate account net inflows of $2.4 billion in the third quarter of fiscal 2005 compared to net inflows of $2.7 billion in the third quarter of fiscal 2004. This year’s third quarter net inflows included $1.2 billion raised in the June offering of the closed-end Eaton Vance Tax-Managed Buy-Write Opportunities Fund and the over-allotment shares exercised from the April offering of the closed-end Eaton Vance Tax-Managed Buy-Write Income Fund. Last year’s third quarter benefited from closed-end fund inflows of $0.8 billion that included the offering of Floating Rate Income Trust and the preferred shares related to the April 2004 offering of the Eaton Vance Global Dividend Opportunities Fund. Excluding closed-end funds, net flows for Eaton Vance funds were $0.7 billion in the third quarter of fiscal 2005 compared to $1.6 billion in the third quarter of fiscal 2004.

The Company experienced institutional and high-net-worth separate account net inflows of $235.0 million in the third quarter of fiscal 2005 compared to net outflows of $15.0 million in the third quarter of fiscal 2004. Retail managed account net inflows increased by 31 percent to $357.0 million in the third quarter of fiscal 2005 compared to $272.0 million in the same period last year. Tables 1-4 on page 6 provide more details on assets under management and asset flows.

As a result of higher average assets under management, revenue in the third quarter of fiscal 2005 increased by $24.9 million or 15 percent to $190.8 million compared to revenue in the third quarter of fiscal 2004 of $165.9 million. Investment adviser and administration fees increased 21 percent to $127.8 million, compared to the 17 percent increase in average assets under management. Distribution and underwriter fees decreased 1 percent, reflecting the continuing shift in sales and assets from class B mutual fund shares to other fund share classes and other managed assets with low or no distribution fees. Service fee revenue increased 15 percent due to the increase in average fund assets that pay these fees. Other revenue decreased 34 percent primarily because the Company was no longer required to consolidate an affiliated investment company beginning in April 2005.

Operating expenses increased 11 percent in the third quarter of fiscal 2005 to $122.8 million compared to operating expenses of $110.5 million in the third quarter of fiscal 2004, because of higher compensation, service fee, distribution and other expenses. Compensation expense increased 19 percent because of increases in employee headcount, closed-end fund and separately managed account marketing incentive compensation and higher operating income-based bonus accruals.

Amortization of deferred sales commissions declined 21 percent in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004 primarily because of the continuing decline in class B share sales and assets under management. Service fee expense increased 14 percent, in line with the increase in service fee revenue. Distribution expense increased 22 percent as a result of increases in class C share fund distribution fees and closed-end fund fees. Other expenses increased 18 percent primarily because of higher fund expenses, facilities, information technology, legal, audit, compliance, recruiting and other miscellaneous expenses.

Operating income increased 23 percent to $67.9 million and net income increased 18 percent to $41.2 million in the third quarter of fiscal 2005, compared to $55.4 million and $35.0 million, respectively, in the third quarter of fiscal 2004. Interest income increased 25 percent because of higher interest and dividends earned on cash and short-term investments. Interest expense decreased $0.9 million or 72 percent, reflecting lower interest on long-term debt. The effective tax rate, before minority interest and equity in net income of affiliates, was 39.5 percent in the third quarter of fiscal 2005 and 35.3 percent in the third quarter of fiscal 2004. The increase in the effective tax rate resulted from an increase in the Company’s tax provision as part of its on-going review of state income tax liabilities. The effective tax rate for fiscal 2005 is expected to be between 37.3 and 38.0 percent.

Cash, cash equivalents and short-term investments were $252.3 million on July 31, 2005, and $291.8 million excluding $47.3 million of minority shareholder investments in a consolidated investment company on July 31, 2004. In April 2005, because of the fund’s overall growth, the Company became a minority investor in the Eaton Vance Short-Term Income Fund and discontinued consolidating the fund in its financial statements.

The Company’s strong operating cash flow in the last 12 months allowed it to pay $91.5 million in income taxes, $47.7 million in sales commissions, $121.7 million to repurchase 5.2 million shares of its non-voting common stock and $41.9 million in dividends to shareholders. There are currently no outstanding borrowings against the Company’s $180 million credit facility.

During the first nine months of fiscal 2005, the Company repurchased and retired 4,289,292 shares of its non-voting common stock at an average price of $24.40 per share under its current and prior repurchase authorizations. Approximately 6.4 million shares remain of the current 8.0 million share authorization.

Eaton Vance Corp., a Boston-based investment management firm, is traded on the New York Stock Exchange under the symbol EV.

This news release contains statements that are not historical facts, referred to as “forward- looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and repurchases of fund shares, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)

	July 31, 2005	October 31, 2004	July 31, 2004
ASSETS			
Current Assets:			
Cash and cash equivalents	$ 125,479	$ 147,137	$ 182,525
Short-term investments	126,822	210,429	156,579
Investment adviser fees and other receivables	82,404	32,249	32,011
Other current assets	6,832	4,861	14,139
Total current assets	341,537	394,676	385,254
Other Assets:			
Deferred sales commissions	132,521	162,259	174,011
Goodwill	89,634	89,281	89,281
Other intangible assets, net	40,865	43,965	44,751
Long-term investments	51,448	36,895	35,870
Equipment and leasehold improvements, net	12,677	12,413	12,558
Other assets	4,395	4,077	2,851
Total other assets	331,540	348,890	359,322
Total assets	$ 673,077	$ 743,566	$ 744,576
LIABILITIES AND SHAREHOLDERS' EQUITY			
Current Liabilities:			
Accrued compensation	$ 46,586	$ 52,299	$ 38,527
Accounts payable and accrued expenses	28,650	23,789	23,389
Dividend payable	10,431	10,660	10,042
Current portion of long-term debt	-	-	46,002
Other current liabilities	7,674	7,451	2,872
Total current liabilities	93,341	94,199	120,832
Long-Term Liabilities:			
Long-term debt	75,184	74,347	74,071
Deferred income taxes	49,146	57,644	63,270
Total long-term liabilities	124,330	131,991	137,341
Total liabilities	217,671	226,190	258,173
Minority interest	4,058	67,870	51,367
Commitments and contingencies	-	-	-
Shareholders' Equity:			
Common stock, par value $0.00390625 per share:			
Authorized, 1,280,000 shares			
Issued, 309,760 shares	1	1	1
Non-voting common stock, par value $0.00390625 per share:			
Authorized, 190,720,000 shares			
Issued, 130,230,370, 133,271,560 and 133,875,868 shares, respectively	509	521	523
Notes receivable from stock option exercises	(2,843)	(2,718)	(3,010)
Deferred compensation	(2,800)	(2,400)	(2,800)
Accumulated other comprehensive income	2,876	1,854	1,556
Retained earnings	453,605	452,248	438,766
Total shareholders' equity	451,348	449,506	435,036
Total liabilities and shareholders' equity	$ 673,077	$ 743,566	$ 744,576

* Deutsche Bank's Scudder Private Investment Counsel assets acquired by Eaton Vance in July 2004. Adjustment to assets acquired made in August 2004.